November 11, 2013

Re:    Award Agreement - Grant of Time-Based Restricted Stock Units

Dear Rob,

Congratulations! We are pleased to award you with a discretionary grant of time-based Restricted Stock Units (“Award”) in connection with your appointment as Chief Executive Officer of Vera Bradley, Inc. (the “Company”). This letter constitutes an Award Agreement between you and the Company regarding the terms and conditions of the grant. In order for the Award referenced in this Award Agreement to become effective, you must sign and date this form and return a signed copy to Ms. Stacy Knapper.

While complete details of this grant are defined in the enclosed documents, a high-level summary of this Award is as follows:

Type of Grant	Discretionary, time-based Restricted Stock Units. This is a one-time, discretionary grant to reward you for your appointment as Chief Executive Officer of the Company.

Number of Time-Based RSUs	[Insert XX] (equal to $400,000.00 divided by $[CLOSING PRICE], the closing price of the Company’s stock as of the date of grant).

Grant Date of Award	November 11, 2013

Vesting Schedule of RSUs	The Restricted Stock Units are subject to a vesting schedule, as follows:

	Vesting Date*	Number of Restricted Stock Units Vested on Such Date
	November 3, 2015	[Insert 50% of total grant]
	November 3, 2016	[Insert 50% of total grant]

* The period of time from the date of grant until each separate vesting date is considered the “Restricted Period” with respect to the corresponding portion of the Restricted Stock Units.

Termination of Service
In general, should your Service with the Company be terminated prior to a Vesting Date, all unvested Restricted Stock Units will be forfeited to the Company. However, the following provisions will apply if, prior to the forfeiture of the Award, you cease providing Services due to any of the following reasons (and provided that you have not committed a material breach of the restrictive covenants set forth in the Employment Agreement by and between you and the Company dated November 11, 2013 (the “Employment Agreement”) or been terminated by the Company under the Employment Agreement for Cause):

•    Death or Disability: If, prior to full vesting of the Award, you die while employed with the Company or separate from Service due to a Disability (as defined in the 2010 Plan), then the number of Restricted Stock Units associated with that portion of the Award not yet vested as of the date of death or Disability shall become immediately and fully vested and paid out in Shares of Company stock pursuant to the settlement provisions below.

•    Termination Without Cause or for Good Reason: If, prior to full vesting of the Award, your Service is terminated by the Company without Cause or by you for Good Reason, then the number of Restricted Stock Units associated with that portion of the Award not yet vested as of the date of termination of employment shall become immediately and fully vested and paid out in Shares of Company stock pursuant to the settlement provisions below. For purposes of this Award Agreement, “Cause” and “Good Reason” shall have the meanings assigned to such terms in the Employment Agreement.

•    Termination Upon a Change in Control: If, prior to the full vesting of the Award, your employment is terminated in anticipation of, upon or within twenty-four (24) months following a Change in Control (as defined in the 2010 Plan), by the Company without Cause or by you for Good Reason, then the number of Restricted Stock Units associated with that portion of the Award not yet vested as of the date of termination of employment shall become immediately and fully vested and paid out in Shares of Company stock pursuant to the settlement provisions below.

If your Service with the Company shall terminate during a Restricted Period for any reason other than those listed above, all unvested Restricted Stock Units shall be forfeited to the Company.

Settlement
Vested Restricted Stock Units will be paid in the form of one Share of Company stock for each vested Restricted Stock Unit. Delivery of the Share(s) will be made after the end of each applicable Restricted Period and not later than the 15th day of the third month following the end of the applicable Restricted Period. Notwithstanding the preceding provisions, in the event of a separation from Service due to death or Disability, delivery of the Shares will be made, including delivery with respect to a Disabled Participant, or to the estate of a deceased Participant, within thirty (30) days after such separation from Service. Shares will be credited to an account established for the benefit of the Participant with the Company's administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time. Any accumulated dividends will be paid in cash at the same time the Shares are delivered.

Withholding Taxes
You acknowledge and agree that the Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation), domestic or foreign, required by law to be withheld with respect to this Award.

These Restricted Stock Units have been granted under and are governed by the terms and conditions of the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “2010 Plan”), as amended. The enclosed Statement of General Information and Availability of Information for the 2010 Plan forms part of a Section 10(a) prospectus covering securities that have been registered under the Securities Act of 1933, as amended. This document is also enclosed to provide further information and background. Any term capitalized herein but not defined will have the meaning set forth in the 2010 Plan.
It is very important that you keep this Award Agreement and the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions in a safe place because they describe your rights and responsibilities under the Restricted Stock Units and 2010 Plan and explain where and how to obtain other documents and information to which you are entitled.

Sincerely,

Robert J. Hall

Acknowledgement & Acceptance of Award Agreement and Related Terms

By your signature and the signature of the Company’s representative (above) on this Award Agreement, you and the Company agree that this Award of a time-based Restricted Stock Unit is granted under and governed by the terms and conditions of the 2010 Plan, the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement. You acknowledge that you have reviewed the 2010 Plan, the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions, and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understand all provisions of the 2010 Plan, the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement. Further, by signing below, you hereby agree to (i) accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the 2010 Plan, the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement, and (ii) notify the Company upon any change in your residence address.

"Participant"

Signature:

Printed Name:

Date:

CHI:2783364.4